Exhibit 99.1

Press Release Source: Gulf Resources, Inc.

Gulf Resources Announces Resignation of Independent Director

•	On Wednesday June 10, 2009, 8:00 am EDT

NEW YORK & SHANDONG PROVINCE, China--(BUSINESS WIRE)--Gulf Resources, Inc. (OTCBB: GFRE - News) (“Gulf Resources” or the “Company”), a leading manufacturer of bromine, crude salt and specialty chemical products in China, yesterday announced the resignation of Ms. Guoqiong Yu as director of Gulf Resources, effective as of June 5, 2009. Ms. Yu resigned for personal reasons. There were no disagreements between Ms. Yu and the Company on any matter relating to the Company’s operations, policies or practices, which resulted in her resignation.

“We intend to appoint a replacement for Ms. Yu as swiftly as possible in addition to hiring an additional independent director. These measures are part of our preparations to list our shares on a senior stock exchange, while strengthening our corporate governance,” said Xiaobin Liu, Chief Executive Officer of Gulf Resources.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through two wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited (“SCHC”) and Shouguang Yuxin Chemical Industry Co., Limited (“SYCI”). The Company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the Company manufactures chemical products utilized in a variety of applications, including oil & gas field explorations and as papermaking chemical agents. For more information about the Company, please visit www.gulfresourcesinc.cn

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:

Gulf Resources, Inc.
Rena Xiao
renaxiao@gmail.com
or
Helen Xu
beishengrong@163.com
or
CCG Investor Relations
Mr. Crocker Coulson, +1-646-213-1915
President
crocker.coulson@ccgir.com
or
Ms. Linda Salo, +1-646-922-0894
Financial Writer
linda.salo@ccgir.com
http://www.ccgirasia.com/